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                                                                    EXHIBIT 99.1



                        Press Release of the Registrant





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CuraGen Establishes Subsidiary to Develop Large-Scale Genomic
Technologies 454 Corporation Raises $32.5 Million in Initial Funding


NEW HAVEN, Conn., Jun 6, 2000 -- CuraGen Corporation (Nasdaq:CRGN), an integrated genomics based drug discovery and development company, today announced the launch of 454 Corporation, a majority-owned subsidiary established to develop novel technologies for use in drug discovery, preclinical development, and pharmacogenetics. This subsidiary has been funded in part through a private placement totaling $32.5 million from investors including Soros Fund Management, L.L.C. and Cooper Hill Partners, L.L.C.


"454 Corporation has been established to create and develop novel technologies designed to capitalize on human gene sequence data, such as the data generated by the human genome project. The industry's existing genomic and proteomic technologies are limited by their inability to analyze more than one gene at a time. 454 Corporation is developing technologies that will potentially overcome this roadblock by analyzing all the genes that comprise a genome in a panoramic, massively parallel fashion. These technologies have the potential to change how diseases are studied, the process in which patients are diagnosed, and the way drugs are prescribed," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation. "These technologies are as different from existing technologies as the integrated circuit is different from the transistor," added Dr. Rothberg.


Establishing this independently funded subsidiary better enables 454 Corporation to take advantage of new opportunities, while permitting CuraGen scientists to continue leveraging CuraGen's current base of functional genomic technologies. CuraGen is rapidly advancing its proprietary programs aimed at discovering and developing novel therapeutic products to treat obesity and diabetes, cancer, autoimmune diseases, and psychiatric disorders. CuraGen has approximately $220 million in available cash resources to continue funding its proprietary product development pipeline.


In the immediate future, CuraGen expects to make additional announcements surrounding the election of a Board of Directors and the appointment of a Chief Executive Officer to oversee the strategic direction and operations for 454 Corporation.


CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein pathways, and potential products that affect these pathways. The Company is applying these functional genomic technologies to develop protein drugs, antibody drugs, and small molecule drug targets. CuraGen's research collaborators include Abgenix, Biogen, COR Therapeutics, Gemini, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Pioneer Hi-Bred International, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT. Additional Company information is available at http://www.curagen.com.


This release may contain forward-looking statements that are subject to certain risks and uncertainties, including both CuraGen's and 454 Corporation's abilities to successfully enhance and develop their respective technologies, and CuraGen's ability to further advance its internal disease programs. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Companies caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Both CuraGen's and 454 Corporation's early stages of development, technological uncertainties and product development risks, uncertainties surrounding the availability of additional funding, reliance on research collaborations, competition, both CuraGen's and 454 Corporation's ability to protect their patents and proprietary rights, and uncertainties relating to commercialization rights.


SOURCE CuraGen Corporation



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